Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Linda Jackson or Wendy Mehringer
              Borshoff Johnson Matthews
   LJackson@bjmpr.com
   WMehringer@bjmpr.com
   Office:  (317) 631-6400
   Mobile: (317) 439-2252 (Linda)
    (317) 840-8424 (Wendy)

Brad Cohen
ICR, Inc.
bcohen@icrinc.com
Office:                                (203) 682-8211
Mobile:                      (203) 247-5496
Fax:                      (203) 222-9372

Bill Harnew
The Steak n Shake Company
Bill.harnew@steaknshake.com
Office:                                (317) 633-4100
Fax:                      (317) 633-4105

STEAK N SHAKE COMPANY CHAIRMAN ALAN GILMAN TO ASSUME INTERIM ROLE AS PRESIDENT AND CEO

INDIANAPOLIS, August 13, 2007/PRNewswire -- The Steak ‘n Shake Company (NYSE: SNS) announced today that Chairman of the Board, Alan Gilman, has taken on expanded responsibility, becoming the interim President and Chief Executive Officer.    Mr. Gilman joined Steak n Shake as President and CEO in 1992 after a long and distinguished career in executive positions with Federated Department Stores.  Mr. Gilman has served as Chairman of the Board since August, 2003.

Peter Dunn, President and CEO, after five years in this role, has notified the Company that he has decided to resign as an officer and director effective immediately to pursue other interests.  Mr. Dunn stated, “I appreciate my time with Steak n Shake and believe it is an outstanding brand with a strong future.”  Mr. Gilman thanked Mr. Dunn for his contributions to Steak ‘n Shake stating, “We appreciate the hard work and dedication Peter gave to the Company.”

In taking over leadership, Mr. Gilman remarked, “we are fortunate to have a strong and experienced financial and operations team in place, and we are confident that we will be able to accomplish a seamless transition. As the Company moves forward the focus will remain on providing outstanding service and quality food to its guests.”

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Steak ‘n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ’n crispy French fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.